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                                                                      EXHIBIT 18


April 8, 2004


Board of Directors of Hayes Lemmerz International, Inc.
Northville, Michigan

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Hayes Lemmerz International, Inc. (the Company) and subsidiaries as of January 31, 2004 (the Successor) and 2003 (the Predecessor), and the related consolidated statements of operations, changes in stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the period from June 1, 2003 to January 31, 2004 (the Successor), the period from February 1, 2003 to May 31, 2003 and each of the years in the two-year period ended January 31, 2003 (the Predecessor), and have reported thereon under date of April 6, 2004. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended January 31, 2004. As discussed in Note 7 to those financial statements, the Successor Company changed its method of accounting for potential goodwill impairment under Statement of Financial Accounting Standards No. 142,"Goodwill and Other Intangible Assets", by changing the date as of which it will perform its annual testing of whether goodwill is impaired from January 31st to November 1st of each year. Also, in Note 7, the Company states that the newly adopted accounting principle is preferable in the circumstances because (1) choosing the 1st day of the 4th quarter allows adequate time to perform the first step of the test and, if necessary, the second step of the test while still providing time to report the impact of the test in the Company's periodic filings, (2) the Successor Company has never chosen a test date for goodwill impairment, (3) goodwill of the Predecessor Company was eliminated as a result of fresh start accounting, and (4) the Predecessor Company no longer exists. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP